Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-176095) of Zillow, Inc. of our report dated January 9, 2012, with respect to the balance sheet of Diverse Solutions, Inc. as of September 30, 2011 and the related statement of operations, shareholder’s deficit and cash flows for the nine months then ended, which report appears in this Current Report on Form 8-K/A of Zillow, Inc.

/s/ Ernst & Young LLP

Seattle, Washington

January 11, 2012